Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. TO REPORT

PRELIMINARY FOURTH QUARTER 2004 RESULTS

MEDIA, PA – February 11, 2005 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that, after a preliminary review of its financial results for the fourth quarter 2004, the Company expects to report revenue growth of more than 40% over the fourth quarter 2003 and approximately 18% over the third quarter 2004 and earnings per share of approximately $0.13 on a fully diluted basis.  These expected earnings include amortization of intangible assets and income resulting from the forgiveness of interest from the early retirement of a subordinated note which roughly offset each other.  These results do not include the settlement of certain project claims which had previously been expected to be recognized in the fourth quarter 2004, and which are now expected to be recognized later this year.

At the end of the fourth quarter 2004, total backlog was $935 million, an 18% increase compared to the end of the fourth quarter 2003 and 6% less than at the end of the third quarter 2004 despite the normal seasonal downturn at this time of year.  Approximately $500 to $520 million of this backlog is expected to be performed during 2005.

 “We are pleased with our fourth quarter results, and our substantial backlog at year-end gives us strong visibility into 2005. The level of activity of our end markets indicates favorable prospects for continued long-term growth.   In the near-term, however, the level and quarterly profile of our earnings will continue to be dependant on the timing and scope of large electric transmission projects and the overall mix of electric transmission versus distribution-related service work.  We are currently tracking the development of a number of large electric transmission project opportunities, but none of them has yet reached the stage for award.” said David Helwig, Chief Executive Officer.

For the first quarter of 2005, the Company expects revenues of $150 to $160 million and earnings per share of ($0.01) to $0.01 on a fully diluted basis.  Excluding amortization of intangible assets, the Company expects earnings per share (non-GAAP) of $0.02 to $0.04 on a fully diluted basis.   This estimate does not include the pending settlement of certain project claims, but it reflects the recent increases in the backlog of our base business, offset by a lack of large transmission projects expected in the quarter.

InfraSource will provide further details of its 2004 financial results in early March following the completion of the Company’s financial audit.

Conference Call

InfraSource will host a conference call on February 11, 2005 at 1:00 PM EDT to discuss details related to this announcement only.  This conference call will be webcast live on the InfraSource web site at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links.  A webcast replay will be available immediately following the call at the same location on the website through March 11, 2005.  For those investors who prefer to participate in the conference call by phone, please dial (913) 981-5558. An audio replay of the conference call will be available shortly after the call through February 18, 2005 by calling (719) 457-0820 and using passcode 8869415. For more information, please contact Laura Martin at Taylor-Rafferty at (212) 889-4350.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States.  InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers.  Further information can be found at www.infrasourceinc.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the uncertainty of the outcome of federal energy legislation; (4) the nature of our contracts, particularly our fixed-price contracts; (5) work hindrance due to inclement weather events; (6) the award of new contracts and the timing of the performance of those contracts; (7) project delays or cancellations; (8) the failure to meet schedule or performance requirements of our contracts; (9) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (10) successful integration of the acquisitions into our business; (11) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; and (12) other factors detailed from time to time in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in our Registration Statement on Form S-1 relating to our initial public offering. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

Non-GAAP Financial Measure

The Company believes investors’ understanding of our operating performance is enhanced by disclosing earnings per share excluding amortization of intangible assets.  The Company presents this non-GAAP financial measure as a supplemental performance measure because it believes that it facilitates comparisons from period to period and from company to company and is used by financial analysts as a measure of financial performance of companies in our industry.  In addition, the Company uses this measure for business planning and analysis purposes to facilitate internal comparisons of our historical and projected operating performance.